As filed with the Securities and Exchange Commission on September 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL SENIOR LIVING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	75-2678809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14160 Dallas Parkway, Suite 300 Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

PERFORMANCE SHARES

SHARES OF RESTRICTED STOCK

GRANTED AS AN EMPLOYMENT INDUCEMENT AWARD OUTSIDE OF A PLAN

(Full title of the plan)

David R. Brickman, Esq.	Copies to:
Senior Vice President, Secretary and General Counsel	Winston W. Walp II, Esq.
Capital Senior Living Corporation	Paul S. Conneely, Esq.
14160 Dallas Parkway, Suite 300	Norton Rose Fulbright US LLP
Dallas, Texas 75254	2200 Ross Avenue, Suite 3600
(972) 770-5600	Dallas, Texas 75201
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(214) 855-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	137,500 shares	$4.19	$576,125	$69.83

(1)

Represents shares of common stock being registered for issuance pursuant to an employment inducement award outside of a plan consisting of (i) up to 112,500 shares of performance-based restricted stock (consisting of 45,000 shares that vest upon achievement of the target performance objective and an additional 67,000 shares that are issuable upon achievement of the maximum performance objective), and (ii) 25,000 shares of time-based restricted stock. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions in accordance with the adjustment and anti-dilution provisions of the award agreements evidencing the inducement award.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices per share of Capital Senior Living Corporation’s common stock, as reported by the New York Stock Exchange on September 4, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information concerning the plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to the awardee as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Capital Senior Living Corporation (the “Company”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated in this Registration Statement by reference:

1.	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 1, 2019;

2.	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, and June 30, 2019, filed with the Commission on May 10, 2019, and August 9, 2019, respectively;

3.

the Company’s Current Reports on Form 8-K, filed with the Commission on January 8, 2019, February  28, 2019, March 7, 2019, March  22, 2019, May 15, 2019, and September  10, 2019; (except any information, including exhibits, furnished to the Commission pursuant Items 2.02 and 7.01); and

4.

the description of the Company’s common stock, par value $0.01 per share, contained in the section entitled “Description of Capital Stock” in the Company’s Registration Statement on Form S-1 (Registration No. 333-33379), filed with the Commission on August 12, 1997, including any amendment or report filed for the purpose of updating such description.

Any future filings the Company makes with the Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, other than information, including exhibits, furnished to the Commission pursuant to Items 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. We expect to maintain policies insuring our and our subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Article Twelfth of our Certificate of Incorporation eliminates the personal liability of each of our directors to us and our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payments of dividends or unlawful stock purchases or redemptions), as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (iv) for any transactions from which such director derived an improper personal benefit. In addition, Article Twelfth provides that each of our directors will not be personally liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law that further limits the liability of a director and is enacted after the adoption of our Certificate of Incorporation.

Article Thirteenth of our Certificate of Incorporation provides that we will indemnify any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of us or (ii) while a director or officer of us, is or was serving at the request of us as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law. For purposes of Article Thirteenth, a “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, or any inquiry or investigation that could lead to such an action, suit, or proceeding. Such right includes the right to be paid by us for expenses (including without limitation attorneys’ fees) actually and reasonably incurred by such individual in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law.

The foregoing discussion of Delaware General Corporation Law and our Certificate of Incorporation is not intended to be exhaustive and is qualified in its entirety by reference to such statute and such Certificate of Incorporation filed with the SEC.

We have obtained a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from wrongful acts committed by them as our directors and officers, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Document Description

4.1	Amended and Restated Certificate of Incorporation of Capital Senior Living Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-33379) filed with the SEC on September 8, 1997).

4.2	Amendment to the Amended and Restated Certificate of Incorporation of Capital Senior Living Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 1999).

4.3	Second Amended and Restated Bylaws of Capital Senior Living Corporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 8, 2013).

5.1*	Opinion of Norton Rose Fulbright US LLP

10.1	Sign-On Performance Award Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 10, 2019).

10.2	Sign-On Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 10, 2019).

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)

24.1*	Powers of attorney (included on the signature page hereto)

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(Signatures appear on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on September 10, 2019.

CAPITAL SENIOR LIVING CORPORATION

By:	/s/Kimberly S. Lody
Kimberly S. Lody
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Capital Senior Living Corporation hereby constitutes and appoints Kimberly S. Lody and Carey P. Hendrickson, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any or all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, with any and all exhibits thereto, and all other documents required to be filed therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he or she might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kimberly S. Lody Kimberly S. Lody	President, Chief Executive Officer and Director (Principal Executive Officer)	September 10, 2019

/s/ Carey P. Hendrickson Carey P. Hendrickson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 10, 2019

/s/ Philip A. Brooks Philip A. Brooks	Director	September 10, 2019

/s/ Ed A. Grier Ed A. Grier	Director	September 10, 2019

/s/ E. Rodney Hornbake E. Rodney Hornbake	Director	September 10, 2019

/s/ Paul J. Isaac Paul J. Isaac	Director	September 10, 2019

/s/ Jill M. Krueger Jill M. Krueger	Director	September 10, 2019

/s/ Ross B. Levin Ross B. Levin	Director	September 10, 2019

/s/ Steven T. Plochocki Steven T. Plochocki	Director	September 10, 2019

/s/ Michael W. Reid Michael W. Reid	Chairman of the Board	September 10, 2019